99.(h)(1)

                             SERVICES AGREEMENT

                                 AMENDMENT

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         THIS AMENDMENT, dated as of , 2001, is made to the Services
Agreement dated October 1, 1999 (the "Agreement") between Third Avenue Trust (the "Fund") and PFPC Inc. ("PFPC").

                                 WITNESSETH

         WHEREAS, the parties reserved to themselves the right to amend the Agreement from time to time in a writing executed by the parties; and

         WHEREAS, the parties now desire to amend the Agreement to reflect the addition of the Third Avenue International Value Fund.

         NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2. Schedule C to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule C.

3. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement and related agreements, this Amendment shall control, but the Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


THIRD AVENUE TRUST                        PFPC INC.

By: ________________________              By: ________________________

Title: _______________________            Title:________________________



                                 SCHEDULE A
                                 ----------

                             LIST OF PORTFOLIOS

                          Third Avenue Value Fund
                     Third Avenue Small-Cap Value Fund
                    Third Avenue Real Estate Value Fund
                   Third Avenue International Value Fund



                                 SCHEDULE C
                                 ----------

                                FEE SCHEDULE


Fund Accounting
---------------

Third Avenue Value Fund

$24,000           Minimum on the first      $10 Million of Average Net Assets
0.0004            On the Next               $40 Million of Average Net Assets
0.0003            On the Next               $50 Million of Average Net Assets
0.000 1           On the Next               $100 Million of Average Net Assets
0.00005           On the Next               $800 Million of Average Net Assets
0.000025          Over                      $1 Billion of Average Net Assets

Third Avenue Small-Cap Value Fund and Third Avenue Real Estate Value Fund

$24,000           Minimum to                $20 Million of Average Net Assets
0.0003            On the Next               $30 Million of Average Net Assets
0.0002            On the Next               $50 Million of Average Net Assets
0.0001            On the Next               $100 Million of Average Net Assets
0.00005           On the Next               $800 Million of Average Net Assets
0.000025          Over                      $1 Billion of Average Net Assets

Third Avenue International Value Fund

$40,000           Minimum to                $20 Million of Average Net Assets
0.0003            On the Next               $30 Million of Average Net Assets
0.0002            On the Next               $50 Million of Average Net Assets
0.0001            On the Next               $100 Million of Average Net Assets
0.00005           On the Next               $800 Million of Average Net Assets
0.000025          Over                      $1 Billion of Average Net Assets

Notes:

1. If any Portfolio holds 10 or less non-U.S. dollar denominated securities, the fee schedule will remain unchanged.

2. If any Portfolio purchases more than 10 non-U.S. dollar denominated securities, the annual minimum will increase from $24,000 to $34,000.

3. If any Portfolio holds more than 50% of its securities in non-U.S. dollar denominated securities, the annual minimum will increase from $24,000 to $40,000.

4. Assumes that Investor Services Group can use the automated return of capital calculation for REITs which uses the prior year actual return of capital to estimate current year return of capital. Should this not be the case, the annual minimum will increase from $24,000 to $34,000.



Transfer Agency
---------------

$15.00 per account, per year subject to a monthly minimum fee of $2,250 for each class of each Portfolio.

$2.00    per closed-account

$0.00 Provide history files at no charge to allow for cost basis calculations

Lost Shareholder Search/Reporting:    $2.75 per account search* *

           The per account search fee shall be waived until June
           2000 so long as the Fund retains Keane Tracers, Inc.
           ("KTI") to provide the Fund with KTI's "In-Depth Research Program" services.

Fulfillment
-----------

$2.00 per call, includes Fulfillment (not including postage.)
$24,000 annual minimum (not necessarily on a monthly basis)

Miscellaneous Charges
---------------------

The Fund shall be charged for the following products and services as applicable:

         o Ad hoc reports
         o Ad hoc SQL time
         o COLD Storage
         o Digital Recording
         o Banking Services, including incoming and outgoing wire charges
         o Microfiche/microfilm/CD production
         o Magnetic media tapes and freight
         o Manual Pricing
         o Materials for Rule 1 5c-3 Presentations
         o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments
---------------

After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unad justed) - (1982-84=100), published by the U.S. Department of Labor since the last such adjust ment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

Programming Costs
-----------------

The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.


 (a)    Dedicated Team:        Programmer:                $100,000 per annum
                               BSA:                       $ 85,000 per annum
                               Tester:                    $ 65,000 per annum

 (b)    System Enhancements (Non Dedicated Team): $150.00 per/hr per programmer